Exhibit 5.1

OPINION OF BAKER & HOSTETLER LLP

May 7, 2010

Uranium Resources Inc.

405 State Highway Bypass 121

Building A, Suite 110

Lewisville, Texas  75067

Gentlemen:

We have acted as counsel for Uranium Resources, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933 (the “Act”) on Form S-3 of $25,000,000 of the Company’s Common Stock, $0.001 Par Value, Warrants and Units of Common Stock and Warrants (the “Securities”).  The Registration Statement on Form S-3 and exhibits thereto filed with the Securities and Exchange Commission under the Act are referred to herein as the “Registration Statement.”

We have examined the Certificate of Incorporation of the Company, the Bylaws of the Company, the Minutes and Resolutions of the Board of Directors of the Company, the applicable laws of the State of Delaware and a copy of the Registration Statement.

Based on the foregoing, and having regard for such legal considerations as we deem relevant, upon (i) adoption by the Company’s Board of Directors of resolutions authorizing the issuance of Securities and (ii) the issuance and delivery by the Company of the Securities, and receipt of lawful consideration therefor (which, in the case of Common Stock, shall not be less than the par value of the Common Stock) as determined by the Company’s Board, and in the manner contemplated by the Registration Statement, any applicable underwriting or other agreement and any applicable Prospectus Supplement, the Securities will be duly authorized and validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as part of the Registration Statement.

Very truly yours,

/s/ BAKER & HOSTETLER LLP